Exhibit 99.1

First Quarter Report

September 4, 2015

Dear Shareholders:

Your Company is at a strategic inflection point due to the economy, the evolution of financial services and the characteristics of the markets in which we operate. The economy in our part of the world is improving, but ever so slightly. Job growth continues to be tentative, businesses are cautious and economic uncertainties abound. Technology is challenging the industry as banking channels morph into a greater reliance on electronic delivery. Organic growth is a formidable challenge for the entire industry causing a rapid consolidation of community banks across the country. Rural-based markets are, for the most part, flat or declining as large cities benefit from the migration of young and skilled workers and thus the preponderance of growth opportunities and jobs. However, we are focused on a strategic response to all these challenges and so far it’s working.

Our first priority as we came through the recession was to improve credit quality and dispose of problem assets. We have done that. Our credit quality is as strong as it ever has been and even better than before the recession. Total non-performing loans reached an all-time low for the most recent decade, declining to 0.44% of the total loan portfolio, an 80% improvement from what it was during the peak of the recession. Our second priority was to become more efficient in our processes and our structure. We accomplished that through the consolidation of our banks and the introduction of state-of-the-art paperless and digital processes. Despite the investment outlays for new technologies, we have reduced operating expenses significantly, saving the company $2 million over the past couple of years.

Our strategic priority now is to manage the balance sheet while we grow the Company to achieve the scale required to handle the new over-regulated environment and to open new avenues to increase income. We embarked on this strategic priority in 2014 and we continue down this path.

Favorable changes in our loan portfolio and in the reduction of non-performing assets afforded us the ability to reduce our Allowance for Loan and Lease Losses by nearly $300 thousand to date during 2015. Our Net Interest Margin, the difference between interest income earned from loans and bonds, and the interest paid on deposits and borrowings, reflects a slight compression year-over-year as have the vast majority of banks. However, since December 31, 2014, Net Interest Margin has improved as we carefully invest cash into new loans and short-term bonds. We continue to work to improve our Net Interest Margin without sacrificing credit quality or increasing the interest rate risk of the portfolio.

In 2015, we established a new loan production office in Charlotte, NC. As we expand our market presence into more robust economic markets, we may temporarily incur costs before reaping the income benefit. However, these investments in new markets are essential to growth and the future of our organization.

In addition to the new markets, we also have a heightened focus on Mortgage Banking and Wealth Management, two existing business lines that provide scalable income sources. Your Company’s Non-Interest Income through six months of 2015 was 1.46% of average assets, while our national peer is only 0.88%. This represents slightly over $3 million dollars of additional revenue compared to peers based on our current asset size.

Even though we are increasing expenses in 2015 to achieve new growth in revenues, earnings from Operations were $1.3 million as of June 30, 2015, 14% or $164 thousand better than 2014 and led to an overall net improvement in capital of $1.2 million or 2.91%. As of June 30, 2015, our Total Risk-based Capital Ratio was 15.69%, 35 basis points above our national peer group.

In summary, your management and board of directors understand the unprecedented headwinds community banks are facing today and in the foreseeable future. We continue to take appropriate actions to ensure your Company is the strong, viable and agile economic engine our communities require. Thank you for your trust and continued support. Because of you, our valued shareholders, we continue to be able to make a difference.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheets

	June 30,	June 30,
(Amounts in thousands except share and per share data)	2015	2014

Assets
Cash and due from banks	$5,796	$6,709
Interest-earning deposits with banks	45,397	46,096
Securities available for sale	98,483	109,969
Securities held to maturity (fair value $11,312)	11,434	0
Loans held for sale	414	537
Loans held for investment	317,070	309,936
Less: Allowance for loan losses	3,327	3,700

Net loans held for investment	313,743	306,236

Interest receivable	1,456	1,618
Premises and equipment, net	14,821	15,160
Restricted stock	1,040	1,038
Bank-owned life insurance	6,704	6,586
Other real estate owned	6,086	7,105
Other assets	10,463	10,222

Total assets	$515,837	$511,276

Liabilities
Deposits:
Demand, noninterest-bearing	$91,040	$79,839
Interest checking and money market accounts	232,082	228,358
Savings accounts	39,416	38,401
Time deposits, $100,000 and over	37,420	41,788
Other time deposits	53,076	60,516

Total deposits	453,034	448,902

Interest payable	181	183
Short-term borrowed funds	4,232	3,753
Long-term debt	9,553	9,564
Other liabilities	5,593	5,025

Total liabilities	472,593	467,427

Redeemable common stock held by Employee Stock Ownership Plan (ESOP)	—	1,827

Shareholders’ Equity
Common stock, $1.25 par value: 20,000,000 shares authorized; issued and outstanding or in process of issuance 6,902,454 and 7,314,541 shares, respectively.
Book value per share $4.73 in 2015 and $4.30 in 2014. (1)	8,628	8,964
Additional paid-in capital	12,124	11,121
Undivided profits	11,978	11,129
Accumulated other comprehensive income (loss)	(68)	252

Total Uwharrie Capital shareholders’ equity	32,662	31,466
Noncontrolling interest	10,582	10,556

Total shareholders’ equity	43,244	42,022

Total liabilities and shareholders’ equity	$515,837	$511,276

(1)	Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2014.

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2015	2014	2015	2014

Interest Income
Interest and fees on loans	$3,938	$4,106	$7,848	$8,165
Interest on investment securities	481	515	980	990

Interest-earning deposits with banks and federal funds sold	42	39	79	84

Total interest income	4,461	4,660	8,907	9,239

Interest Expense
Interest paid on deposits	294	340	593	713
Interest on borrowed funds	152	147	299	322

Total interest expense	446	487	892	1,035

Net Interest Income	4,015	4,173	8,015	8,204
Provision for (recovery of) loan losses	(235)	(61)	(297)	(485)

Net interest income after provision (recovery of) for loan losses	4,250	4,234	8,312	8,689

Noninterest Income
Service charges on deposit accounts	311	359	641	737
Other service fees and commissions	1,033	970	2,015	1,907
Gain (loss) on sale of securities	277	—	502	21
Gain (loss) on sale of other assets	17	239	(5)	240
Income from mortgage loan sales	492	257	993	419
Other income	91	94	148	191

Total noninterest income	2,221	1,919	4,294	3,515

Noninterest Expense
Salaries and employee benefits	3,226	2,980	6,318	5,986
Occupancy expense	268	259	552	545
Equipment expense	173	177	340	347
Data processing	183	191	359	370
Other operating expenses	1,658	1,699	3,164	3,304

Total noninterest expense	5,508	5,306	10,733	10,552

Income before income taxes	963	847	1,873	1,652
Provision for income taxes	303	251	576	519

Net Income	$660	$596	$1,297	$1,133

Consolidated net income	$660	$596	$1,297	$1,133
Less: Net income attributable to noncontrolling interest	(147)	(147)	(293)	(293)

Net income attributable to Uwharrie Capital	513	449	1,004	840
Dividends - preferred stock	—	—	—	—

Net income (loss) available to common shareholders	$513	$449	$1,004	$840

Net Income Per Common Share (1)
Basic	$0.07	$0.06	$0.14	$0.11
Assuming dilution	$0.07	$0.06	$0.14	$0.11
Weighted Average Common Shares Outstanding (1)
Basic	6,945,102	7,483,762	6,953,176	7,483,887
Assuming dilution	6,945,102	7,483,762	6,953,176	7,483,887